UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 11, 2008

CONTINENTAL AIRLINES, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-10323	74-2099724
(Commission File Number)	(IRS Employer Identification No.)

1600 Smith Street, Dept. HQSEO, Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

(713) 324-2950
(Registrant's Telephone Number, Including Area Code)

______________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

The information set forth in Item 2.05 of this Current Report on Form 8-K is incorporated by reference into this Item 2.02.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On June 5, 2008, Continental Airlines, Inc. (the "Company") issued a press release announcing capacity reductions and related matters. The Company decided to implement those capacity reductions due to unprecedented high fuel costs and other challenges facing the airline industry. In connection with the capacity reductions, the Company announced that it would record accounting charges, including aircraft and spare parts inventory impairments, severance and other employee termination costs, contract termination costs and other associated costs.

In conjunction with such capacity reductions, the Company concluded that the value of its Boeing 737-300 and 737-500 aircraft fleets was impaired. Consequently, during the second quarter of 2008, the Company recorded a non-cash charge of approximately $51 million to write these and certain related assets down to their estimated fair value. No portion of the impairment charge will result in future cash expenditures.

In connection with the Company's previously announced capacity reductions, the Company also anticipates that it will record additional accounting charges in the third quarter of 2008 and beyond relating to future costs of those reductions, including lease costs on grounded aircraft, severance and continuing medical coverage for employees accepting early retirement packages and furloughed employees and other associated costs. The Company is not able at this time to estimate the amount and timing of these future charges.

On July 11, 2008, the Company issued a press release detailing second quarter 2008 special items, including the $51 million non-cash charge referenced above. This press release is filed herewith as Exhibit 99.1 and incorporated in this Item 2.05 by reference.

Item 2.06. Material Impairments.

The information set forth in Item 2.05 of this Current Report on Form 8-K is incorporated by reference into this Item 2.06.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated July 11, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Continental Airlines, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTINENTAL AIRLINES, INC.

July 11, 2008	By /s/ Lori A. Gobillot Lori A. Gobillot Staff Vice President and Assistant General Counsel

EXHIBIT INDEX

99.1	Press Release dated July 11, 2008